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                                                                     EXHIBIT 5.2

                [E. I. DU PONT DE NEMOURS & COMPANY LETTERHEAD]

                                 July 5, 2000



Board of Directors
E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898

Re: DuPont Photomasks, Inc. Registration Statement on Form S-3 for $100 Million of Convertible Subordinated Notes due 2004

Ladies and Gentlemen:

          I am Senior Counsel of E. I. du Pont de Nemours and Company, a Delaware corporation (the "Guarantor"), and I am providing this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of DuPont Photomasks, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance and sale by the Company of
(i) $100,000,000 of Convertible Subordinated Notes due 2004 (the "Notes") to be issued pursuant to an Indenture (the "Indenture") among the Company, the Guarantor and Chase Bank of Texas, N.A., as trustee (the "Trustee") and guaranteed by the Guarantor pursuant to the guarantee the provisions of which are set forth in the Indenture and in the Notes (the "Guarantee"), and (ii) shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of the Notes, plus such indeterminate number of shares of Common Stock as may become issuable by means of any adjustments to the conversion price of the Notes.

          In rendering my opinion, I have reviewed such documents as I deemed necessary for purposes of this opinion, including (i) the form of Indenture,
(ii) the form of certificate evidencing the Notes and (iii) the form of Underwriting Agreement (the "Underwriting Agreement") among the Company and the parties thereto pertaining to the issuance of the Notes. In my examination of the documents, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Guarantor, I have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such
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Board of Directors                                                  July 5, 2000
E. I. du Pont de Nemours and Company                                      Page 2


documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

          This opinion letter relates solely to the laws of the State of New York and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the effect or applicability of the laws of any other jurisdictions.

          Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, I am of the opinion that upon the due execution and delivery of the Indenture by the Guarantor and the due execution, authentication and delivery of the Notes in accordance with the terms of the Indenture against payment therefor pursuant to the Underwriting Agreement, the Guarantee will be the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

          The opinions set forth above are subject to the following qualifications, assumptions, limitations and exceptions:

          (a) The enforceability of the Guarantor's obligations under the Guarantee may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

          (b) I express no opinion as to the title of the Guarantor to any property or regarding the creation, attachment, perfection or priority of any security interests in any collateral.

          (c) I also express no opinion as to the enforceability of provisions of the Guarantee pursuant to which the Guarantor purports to waive or alter rights provided guarantors by statute or judicial decision.

          I consent to the filing of the form of this opinion letter as Exhibit
5.2 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

          This opinion letter is rendered solely to you in connection with the above-referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other Person without my prior written consent. This opinion letter is expressly limited to the matters set forth above and I render no other opinion and express no other belief whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and I assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to my attention in the future, which
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Board of Directors                                                  July 5, 2000
E. I. du Pont de Nemours and Company                                      Page 3


facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

                                        Very truly yours,

                                        /s/ Peter C. Mester
                                        ----------------------------------------
                                        Peter C. Mester, Senior Counsel